Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.27;
Operating Income per Share Declines 13% to $1.40;
Combined Ratio Is 88.5%

2008 Operating Income per Share Guidance
of $5.70 to $6.10 Is Affirmed
     WARREN, New Jersey, July 24, 2008 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2008 was $469 million or $1.27 per share, compared to $709 million or $1.75 per share in the second quarter of 2007.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, declined to $518 million from $648 million in the second quarter of 2007. Operating income per share declined 13% to $1.40 from $1.60.
     Total net written premiums for the second quarter were flat at $3.0 billion. Premiums were down 3% in the U.S. and up 11% outside the U.S. (3% in local currencies).
     The second quarter combined loss and expense ratio was 88.5% in 2008, compared to 82.7% in 2007. Catastrophe losses for the second quarter of 2008 accounted for 5.4 percentage points of the combined ratio. In the second quarter of 2007, catastrophe losses accounted for 3.9 points of the combined ratio. The expense ratio for the second quarter was 29.8% in 2008 and 29.6% in 2007.
     Property and casualty investment income after taxes for the second quarter increased 4% to $327 million in 2008 from $313 million in 2007.
     During the second quarter, Chubb repurchased 5,477,480 shares of its common stock at a total cost of $281 million. As of June 30, 2008, there were 9,315,206 shares of common stock remaining under the current repurchase authorization.

     “In an otherwise excellent quarter, our results were adversely impacted by unusually high catastrophe losses and by one large Surety loss,” said John D. Finnegan, Chairman, President and Chief Executive Officer. The catastrophe losses were primarily related to storms in the Midwest United States that mostly affected Chubb’s commercial Property & Marine insurance line.
Six-Month Results
     For the first six months of 2008, net income was $1.1 billion or $3.04 per share, compared with $1.4 billion or $3.46 per share for the first half of 2007. Operating income for the first half of 2008 totaled $1.1 billion or $3.05 per share, compared with $1.3 billion or $3.13 per share for the first half of 2007.
     Total net written premiums for the first six months increased 1% to $6.0 billion. Premiums declined 2% in the U.S. and increased 13% outside the U.S. (4% in local currencies).
     The combined loss and expense ratio for the first six months was 86.2% in 2008, compared to 83.1% in 2007. Catastrophe losses in the first half of 2008 accounted for 3.6 percentage points of the combined ratio. In the first half of 2007, catastrophe losses accounted for 3.2 points of the combined ratio. The expense ratio for the first six months was 30.1% in 2008 and 30.0% in 2007.
     Property and casualty investment income after taxes for the first six months increased 6% to $654 million in 2008 from $618 million in 2007.
     During the first six months, Chubb repurchased 16,797,464 shares of its common stock at a total cost of $863 million.
Outlook for 2008
     “Since our catastrophe losses in the first six months were higher than expected and we’re now in the midst of the hurricane season,” said Mr. Finnegan, “we have increased our catastrophe loss assumption for the full year from 3 points to 4 points. Nevertheless, in light of the strong underlying performance of our businesses in the first half and the outlook for the second half, we are affirming the guidance we provided last January for full-year 2008 operating income per share of $5.70 to $6.10.” The impact of each point of catastrophe losses on operating income per share for the year is approximately $0.20.

     The updated operating income guidance also assumes:
•	Flat to modestly lower net written premiums for the full year;

•	A combined ratio between 86% and 88% for the year, based on combined ratios of 85% to 87% for Chubb Personal Insurance, 90% to 92% for Chubb Commercial Insurance and 82% to 84% for Chubb Specialty Insurance;

•	Growth of property and casualty investment income after taxes of 3% to 5% for the year; and

•	Average diluted shares outstanding of 368 million for the year.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.
Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 4% in the second quarter to $1.0 billion. CPI’s combined ratio for the quarter was 81.9%, compared to 85.3% in the second quarter of 2007. Catastrophe losses for the quarter accounted for 4.5 percentage points in 2008 and 8.1 points in 2007.
     Net written premiums for Homeowners grew 3%, and the combined ratio was 75.1%. Personal Automobile net written premiums declined 2%, and the combined ratio was 86.7%. Other Personal lines grew 15% and had a combined ratio of 101.5%.
     Chubb Commercial Insurance (CCI) net written premiums declined 1% in the second quarter to $1.3 billion. The combined ratio for the quarter was 93.7% in 2008 and 85.4% in 2007. Catastrophe losses accounted for 9.2 percentage points in the second quarter of 2008 and 3.3 percentage points in the second quarter of 2007.
     Average second quarter renewal rates in the U.S. were down 6% for CCI, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.1 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 4% in the second quarter to $711 million. The combined ratio was 89.3%, compared to 75.6% in the second quarter of 2007.

     Professional Liability (PL) net written premiums declined 4%, and the business had a combined ratio of 84.0%. Average second quarter renewal rates in the U.S. were down 3% for PL, which retained 88% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.2 to 1.
     Surety net written premiums were down 10%, and the combined ratio was 128.4% due to one large loss.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 24th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
          Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2008 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities;

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

—	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
—	claims and litigation arising out of stock option “backdating,” “spring loading” and other option grant practices by public companies;

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of practices in the financial services industry;

—	claims and litigation relating to uncertainty in the credit and broader financial markets; and

—	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
—	changes in interest rates, market credit spreads and the performance of the financial markets;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
     Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2008	2007	2008	2007
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,047	$3,058	$5,983	$5,925
Decrease (Increase) in Unearned Premiums	(61)	(94)	(21)	24

Premiums Earned	2,986	2,964	5,962	5,949

Losses and Loss Expenses	1,749	1,572	3,333	3,152
Operating Costs and Expenses	904	905	1,798	1,775
Increase in Deferred Policy Acquisition Costs	(23)	(56)	(36)	(53)
Dividends to Policyholders	9	3	18	8

Underwriting Income	347	540	849	1,067

Investments
Investment Income Before Expenses	418	396	836	788
Investment Expenses	8	6	16	17

Investment Income	410	390	820	771

Other Income	—	1	3	4

Property and Casualty Income	757	931	1,672	1,842

CORPORATE AND OTHER	(52)	(38)	(106)	(65)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	705	893	1,566	1,777

Federal and Foreign Income Tax	187	245	428	495

CONSOLIDATED OPERATING INCOME	518	648	1,138	1,282

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(49)	61	(5)	137

CONSOLIDATED NET INCOME	$469	$709	$1,133	$1,419

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$327	$313	$654	$618

	Periods Ended June 30
	Second Quarter		Six Months
	2008	2007	2008	2007
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	369.4	405.7	372.6	410.0
Actual Common Shares at End of Period	360.6	393.3	360.6	393.3

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.40	$1.60	$3.05	$3.13
Realized Investment Gains (Losses)	(.13)	.15	(.01)	.33

Net Income	$1.27	$1.75	$3.04	$3.46

Effect of Catastrophes	$(.28)	$(.18)	$(.37)	$(.30)

	June 30	Dec. 31	June 30
	2008	2007	2007

BOOK VALUE PER COMMON SHARE	$39.19	$38.56	$35.13

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	39.29	37.87	35.61
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2008	2007	2008	2007
Losses and Loss Expenses to Premiums Earned	58.7%	53.1%	56.1%	53.1%
Underwriting Expenses to Premiums Written	29.8	29.6	30.1	30.0

Combined Loss and Expense Ratio	88.5%	82.7%	86.2%	83.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	5.4%	3.9%	3.6%	3.2%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2008	2007	2008	2007
		(in millions)
Paid Losses and Loss Expenses	$1,508	$1,319	$2,812	$2,779
Increase in Unpaid Losses and Loss Expenses	241	253	521	373

Total Losses and Loss Expenses	$1,749	$1,572	$3,333	$3,152

PROPERTY AND CASUALTY PRODUCT MIX

				Combined Loss and
	Net Premiums Written			Expense Ratios
			% Increase
	2008	2007	(Decrease)	2008	2007
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$303	$311	(3)%	89.8%	88.8%
Homeowners	1,213	1,174	3	77.4	77.4
Other	376	330	14	97.7	93.3

Total Personal	1,892	1,815	4	83.3	82.3

Commercial Insurance
Multiple Peril	607	613	(1)	78.9	85.0
Casualty	896	897	—	92.1	93.4
Workers’ Compensation	461	481	(4)	80.2	74.5
Property and Marine	677	626	8	107.3	88.4

Total Commercial	2,641	2,617	1	90.5	86.7

Specialty Insurance
Professional Liability	1,230	1,246	(1)	83.8	84.8
Surety	184	178	3	81.4	32.0

Total Specialty	1,414	1,424	(1)	83.6	79.4

Total Insurance	5,947	5,856	2	86.5	83.5

Reinsurance Assumed	36	69	(48)	*	*

Total	$5,983	$5,925	1	86.2	83.1

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$161	$164	(2)%	86.7%	82.3%
Homeowners	674	654	3	75.1	83.8
Other	180	157	15	101.5	93.8

Total Personal	1,015	975	4	81.9	85.3

Commercial Insurance
Multiple Peril	312	306	2	79.5	86.7
Casualty	436	456	(4)	91.9	92.4
Workers’ Compensation	213	224	(5)	77.8	72.0
Property and Marine	340	325	5	120.4	83.7

Total Commercial	1,301	1,311	(1)	93.7	85.4

Specialty Insurance
Professional Liability	626	649	(4)	84.0	80.5
Surety	85	94	(10)	128.4	32.7

Total Specialty	711	743	(4)	89.3	75.6

Total Insurance	3,027	3,029	—	88.9	82.9

Reinsurance Assumed	20	29	(31)	*	*

Total	$3,047	$3,058	—	88.5	82.7

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.